Exhibit 10.5
iRobot Corporation
Sale Bonus Award

[●], 2025

VIA EMAIL

Dear [NAME],

iRobot Corporation (the “Company”) is pleased to offer you the opportunity to receive a sale bonus award under the Company’s 2025 Executive Sale Bonus Plan (the “Plan”). The Plan provides incentive compensation to key management personnel of the Company in order to incentivize extraordinary efforts to execute the strategic objectives of the Company in the manner most beneficial to the Company and its stockholders. This letter (this “Award Letter”) sets forth our agreement regarding your participation in the Plan, and the terms and conditions of your participation therein. Capitalized terms used but not defined in this Award Letter have the meanings given to such terms in the Plan.

Sale Bonus Payments. You are eligible to receive the following types of Sale Bonus Payments, in the amounts set forth below, in each case, subject to the terms and conditions set forth in the Plan and this Award Letter:

•Threshold Payment. You are eligible to receive a Threshold Payment in the amount of $[●] upon the consummation of a Sale Transaction, regardless of the amount of proceeds in a Sale Transaction.

•Excess Value Payment. In addition, you are eligible to receive an Excess Value Payment based on your Excess Value Allocation (i.e., a percentage of the Sale Bonus Pool) upon the consummation of an Excess Value Transaction. Your Excess Value Allocation is [•]. For the avoidance of doubt, any Excess Value Payment shall be inclusive of your Threshold Payment and in no circumstance will you receive both a Threshold Payment and an Excess Value Payment. Your actual Excess Value Payment is dependent on the “Sale Bonus Pool”, which is determined as a percent of the Aggregate Value of any such Excess Value Transaction as set forth below:

Excess Value Transaction Aggregate Value	Sale Bonus Pool (as a % of Aggregate Value)
$[●]	[●]%
$[●]	[●]%
$[●] or above	[●]%

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The Sale Bonus Pool between the Excess Value Transaction Aggregate Value thresholds listed above shall be subject to straight-line interpolation between each applicable Aggregate Value threshold beginning at $[●]. For the avoidance of doubt, you shall not be entitled to an Excess Value Payment if a Sale Transaction is consummated for an Aggregate Value less than $[●].

Sale Bonus Payments must be earned pursuant to Section 5(a) of the Plan and shall be payable to you on the applicable payment dates set forth on Section 5(b) of the Plan, less applicable taxes and withholdings. Except as set forth below, payment of any Sale Bonus Payments are conditioned upon your Continuous Service through the date on which the Sale Bonus Payment is earned.

Termination of Continuous Service.

1.Termination for Cause or Voluntarily Resignation. In the event your Continuous Service is terminated by the Company for Cause or you resign without Good Reason prior to the date on which a Sale Bonus Payment is earned, you shall have no right to earn or receive any Sale Bonus Payment.

2.Qualifying Termination. In the event your Continuous Service is terminated due to a Qualifying Termination prior to the date on which a Sale Bonus Payment is earned, you shall nonetheless retain the right to receive a Sale Bonus Payment if and when earned pursuant to Section 5(a) of the Plan, which shall be paid to you on the applicable payment date set forth in the Plan.

Entire Agreement. Payment of any Sale Bonus Payment is subject to the terms and conditions of the Plan, a copy of which is enclosed, and this Award Letter. Please read the Plan document carefully. The Plan and this Award Letter constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your award. In the event of a conflict between the terms of this Award Letter and the Plan, the terms of the Plan shall govern.

At Will Employment. You remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause. Nothing in this Award Letter changes the nature of that relationship.

Successors and Assigns. This Award Letter will be binding on the Company and any of its successors and assigns.

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Please sign below to acknowledge the terms of this Award Letter.
Very truly yours,

________________________
[Name]
[Title]

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I hereby acknowledge, accept and agree to the terms as set forth above.

Employee Signature: _______________________ Date signed:

Employee Name: __________________

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